Exhibit (a)(1)(D)

VINCERX PHARMA, INC.

NOTICE OF WITHDRAWAL OF ELECTION FORM

INSTRUCTIONS

If you previously elected to accept the offer by Vincerx Pharma, Inc. (“Vincerx”) to exchange some or all of your outstanding Eligible Options for New RSUs, subject to the terms and conditions set forth in the Offer to Exchange Eligible Options for New Restricted Stock Units dated August 13, 2024 (the “Exchange Offer”) and you would like to change your election and withdraw the tender of some or all of your Eligible Options for exchange, you must complete and sign this Notice of Withdrawal of Election Form (the “Notice of Withdrawal”) and return it to Vincerx so that we receive it before the Expiration Time at 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024, unless the Exchange Offer is extended. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Notwithstanding anything herein to the contrary, unless we have accepted the tendered Eligible Options within 40 business days of the commencement of the Exchange Offer, you may withdraw your election to exchange your Eligible Options at any time thereafter.

Once the Notice of Withdrawal is signed and complete, please return it to Vincerx by one of the following two means (before the Expiration Time at 5:00 p.m., U.S. Pacific Time, on Wednesday, September 11, 2024):

By Hand (during normal business hours on business days only):

To: Gabriela Jairala

Vincerx Pharma, Inc.

260 Sheridan Avenue, Suite 400

Palo Alto, California 94306

By Email (By PDF or similar imaged document file) (at any time prior to the Expiration Time)

To: gabriela.jairala@vincerx.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered properly as indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Holder, any previously tendered Eligible Options will be cancelled pursuant to the Exchange Offer in exchange for the grant of New RSUs.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before Wednesday, September 11, 2024, please contact Gabriela Jairala at gabriela.jairala@vincerx.com or by telephone at (650) 800-6676 to confirm that we have received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS

YOU WISH TO WITHDRAW A PREVIOUS ELECTION FORM WHERE YOU TENDERED ELIGIBLE OPTIONS FOR EXCHANGE.

1.

NOTICE OF WITHDRAWAL

To:	Vincerx Pharma, Inc.

260 Sheridan Avenue, Suite 400

Palo Alto, California 94306

Attention: Gabriela Jairala

Email: gabriela.jairala@vincerx.com

I previously received a copy of the Exchange Offer, dated August 13, 2024, and the Election Form. I signed and returned the Election Form, in which I elected to tender some or all of my Eligible Options for exchange. I understand that Vincerx will not accept any conditional or partial returns of individual Eligible Option grants and that, if I wish to withdraw my election, for each Eligible Option grant previously tendered, I must withdraw my election as to the entire Eligible Option grant. I wish to change that election and withdraw from the Exchange Offer with respect to the Eligible Option grants listed below:

Grant Number	Grant Date	Option Exercise Price Per Share		Option Shares Eligible for Exchange as of August 12, 2024
		Original Price	Repriced Price*

*

Your Eligible Option was repriced on August 12, 2024 to reduce the exercise price per share to $0.55. The terms of this repricing provide that if you exercise your option prior to a specified “retention period”, you will need to pay the original exercise price per share for such exercise. If you exercise your option after meeting the “retention period”, the repriced exercise price applies. Please refer to the Repricing Notice separately delivered to you by e-mail, a form of which was also filed with the U.S. Securities and Exchange Commission as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on August 13, 2024.

I further understand that, by signing this Notice of Withdrawal and delivering it to Vincerx, I withdraw my acceptance of the Exchange Offer with respect to the Eligible Option grants listed above and reject the Exchange Offer. By rejecting the Exchange Offer with respect to the Eligible Option grants listed above, I understand that my Eligible Options will not be cancelled in exchange for the grant of New RSUs, and I will retain those Eligible Options, with their current terms and conditions. I agree that Vincerx has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of the Eligible Options listed above is at my own discretion. I agree that Vincerx will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options listed above. Further, I agree that if I do not fill in the complete and accurate details for my Eligible Option grants in the table above, Vincerx has no obligation to accept my withdrawal and accordingly such Eligible Options will remain tendered under my Election Form.

2.

I elect to withdraw the Eligible Option grants listed above that I previously chose to exchange pursuant to the Exchange Offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Holder’s Signature	Date and Time

Eligible Holder’s Name (please print or type)

3.